Financial Contact:     Gerald M. Chaney, (314) 576-3486, Fax: (314) 576-3439 OR
                       Roger D. Joseph, (314) 576-3437, Fax: (314) 576-3325
Media Contact:         Donna B. Weaver, (212) 575-7467, Fax: (212) 575-5339


FOR IMMEDIATE RELEASE

                       KELLWOOD WILL NOT ACHIEVE ANALYSTS'
                  SECOND QUARTER SALES AND EARNINGS PROJECTIONS

ST. LOUIS, MO, August 10, 2000 - Hal J. Upbin, chairman, president and chief executive officer of Kellwood Company, announced today that Kellwood will not achieve analysts' projections for the second quarter ended July 31, 2000. "While we remain optimistic regarding the overall Fall/Holiday shipping period, the soft demand for Spring/Summer apparel at retail resulted in delaying early Fall delivery of product to the stores in July. Additionally, allowances necessary to assist the stores in clearing out summer seasonal merchandise have resulted in a higher level of markdowns than originally expected. As a result, we do not believe we can achieve the sales and earnings forecasted by the financial community for the second quarter," said Upbin.

         "We now anticipate sales for the second quarter will be approximately $470 million, essentially flat in comparison to last year's quarter. Net earnings are expected to be about $6.5 million with diluted earnings per share of $0.28 for the quarter versus $9.6 million, or $0.34 per share, for the quarter last year," said Upbin.

         "Between now and August 24, when we report our second quarter results, we expect to announce an acquisition with sales in excess of $100 million. During our quarterly conference call, we will address the outlook for the year ending January 31, 2001," Upbin added. The call will take place on August 24 at 2 p.m. Central time.

         Kellwood Company (NYSE: KWD) is a $2.2 billion marketer of apparel and recreational camping products. For more about Kellwood, visit the Company's web site at www.kellwood.com.

         Statements in this news release that are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the company's Form 10-K for the transition period ended January 31, 2000 and other filings with the Securities and Exchange Commission.
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